Paulson Investment Company, Inc. Announces Key Promotions to Executive Management Team

PORTLAND, OR -- 01/05/2007 -- The Board of Directors of Paulson Investment Company, Inc., ("Paulson") a wholly-owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), is pleased to announce several key promotions to the firm's executive management team.

Specifically, the senior staff has been expanded with the promotion of Harry Striplin to the newly created position of Chief Operating Officer. Mr. Striplin will be responsible for supervising the Operations, Compliance and Information Systems Departments. Since first joining the firm in 1991, Mr. Striplin has served as the firm's Chief Compliance Officer.

Isaac Jameson, who served as Director of Operations at Paulson since July 2005 and as the firm's Assistant Vice President of Compliance for the preceding five years, will replace Mr. Striplin as Chief Compliance Officer. Mr. Jameson will assume the responsibility for reviewing and monitoring the Company's systems and procedures, as well as conducting inspections of Paulson's branch offices.

Deborah Webster has been promoted to Operations Manager and will supervise all of the firm's back-office functions as well as interfacing with Paulson's clearing firm. A near 20-year veteran of the firm, Ms. Webster has served in numerous operational and administrative support roles.

"On behalf of the Board of Directors, I am delighted to confirm the promotions of Harry, Isaac and Debbie to their new executive posts. Each of them are highly deserving of these career advancements and are sure to greatly strengthen our senior leadership team," stated Trent Davis, President and CEO of Paulson Investment Company, Inc.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net